EXHIBIT 19.1
RP-15: INSIDER TRADING

THE NEED FOR A POLICY STATEMENT
Darden Restaurants, Inc. (the “Company”) is a public company with stock listed on the New York Stock Exchange and as a result, the Company is subject to federal and state securities laws, including Rule 10b-5 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), which prohibit “insider trading” in the Company’s securities. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange and are punished severely. Securities laws impose liability for violations not only on the individuals who trade in the Company’s securities, or who tip material nonpublic information (“material nonpublic information”) to others who trade, but also on the Company itself and its “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel.
Each individual is responsible for knowing the laws and regulations that apply to his or her transactions in the Company’s securities. The Company has adopted this Insider Trading Policy Statement (the “Policy Statement”) both to satisfy its obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a reputation and irreparably damage a career. The Company’s reputation for integrity and ethical conduct is well known and has been built over many years. We must all be diligent to protect that reputation “now and for generations.”
THE CONSEQUENCES
As an officer, employee or member of the Board of Directors of the Company, you are responsible for complying with federal and state securities laws and this Policy Statement. The consequences of failure to do so can be severe.
A.Traders and Tippers
Company personnel who trade on inside information (or their “tippees” who trade after receiving information from them) are subject to severe penalties:
1.A civil penalty of up to three times the profit gained or loss avoided;
2.A criminal fine of up to $5,000,000 (no matter how small the profit); and
3.A jail term of up to twenty years.
An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee’s trading.
B.Control Persons
The Company and its directors, officers and supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are also potentially subject to substantial civil and, in the case of the Company, criminal penalties.

C.Company-Imposed Sanctions
Violation of this Policy Statement may result in Company-imposed sanctions, including termination of employment, whether or not the employee's failure to comply is a violation of law.
STATEMENT OF INSIDER TRADING POLICY
This Policy Statement applies to every officer and employee of the Company and every member of its Board of Directors, and any advisor and consultant to the Company, who is aware of material nonpublic information relating to the Company (“Insiders”). No Insider may, either directly or indirectly (including, without limitation, through Family Members (defined below), friends or entities controlled or influenced by such persons), (a) buy, sell or otherwise dispose of Company securities, including via bona fide gifts and charitable contributions, (other than under a pre-approved trading plan that complies with SEC Rule 10b5-1, described below) while in possession of material nonpublic information, or engage in any other action to take personal advantage of that information, or (b) disclose that information to persons within the Company whose job do not require them to have that information, or outside of the Company to other persons. All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by this Policy Statement.
In addition, no Insider who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business (including a customer or supplier of the Company) may trade in that company's securities until the information becomes public or is no longer material.
Small transactions, or ones that may seem necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency), are not exceptions to these policies. The securities laws do not recognize such exceptions, and we want to avoid even the appearance of an improper transaction to preserve the Company's reputation for adhering to the highest standards of conduct.
For purposes of this Policy Statement, references to “trading” in Company “securities” includes purchases and sales of Company stocks, bonds, notes, options, puts, calls, and other securities that the Company may issue, and also includes sales of stock acquired by exercising employee stock options, and other trades made by giving investment direction under the Company’s employee benefit plans, as described below.
If you are unsure whether or not a particular transaction is prohibited by this Policy Statement, you should consult with the General Counsel prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction. The General Counsel or his or her designee shall be responsible for the administration of this Policy Statement.

    A.    Disclosure of Information to Others
Communication with certain categories of persons in the financial markets must be aligned with the Company’s Policy Statement RP-14 “Dissemination of Company Information.” These communications must only be held through the Chair of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer and other persons who may, from time to time, be designated by the Chief Executive Officer to disclose material information (as defined below) and to speak on behalf of Darden. If you are asked by the media, shareholders (internal or external), market analysts, or other stakeholders to speak or write on behalf of the Company regarding such information, you must decline to comment and refer them to an authorized person as described in RP-14. You should become familiar with the procedures described in RP-14 and should not disclose information to anyone outside the Company, including Family Members, friends, vendors or suppliers, other than in accordance with those procedures. You also must not discuss material nonpublic information concerning the Company or its business in any internet-based forum, application or social networking website.
Otherwise, in your daily work communications, behave as if you are an ambassador of the Company. Each employee should be committed to preserving and enhancing the Company’s reputation and must not disclose any confidential or proprietary information or trade secrets to anyone, except as specifically authorized by management through Company policy, or when disclosure is required by law. Any communications inconsistent with Company policy could cause damage to the Company and should be avoided. This Policy Statement and related RP-14 are not intended to restrict necessary internal business communications with other employees on a “need to know” basis where you have a reason to expect that the other employee will not trade while in possession of the information.
B.    “Material” Information
As a general rule, information about the Company is material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold, or sell securities, or that significantly alters the total mix of information publicly available about the Company. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. While it is not possible to identify in advance all information that will be deemed to be material, some examples of information that ordinarily would be regarded as material are:
1.Undisclosed quarterly earnings or monthly same-restaurant sales results that are inconsistent with the consensus expectations of the investment community;
2.Projections of future earnings or losses, or other earnings guidance;
3.Other significant financial projections, strategic plans, forecasts or budgets, including plans concerning significant restaurant openings and closings and any related asset impairment charges;
4.A pending or proposed merger, reorganization, tender offer or joint venture;
5.A pending or proposed acquisition or disposition of a significant asset;
6.A change in control of the Company;
7.Events involving the Company’s debt or equity securities, such as repurchases of common stock, a change in dividend policy, the declaration of a stock split, a change in the Company’s debt rating, or an offering of additional securities;
8.A change in management, including members of the Board of Directors or senior executive officers;
9.Changes in auditors or an auditor notification that the Company may no longer rely on the auditor’s reports;
10.Significant legal proceedings or regulatory matters, whether actual, pending or threatened, or the resolution of those proceedings or matters;

11.Development of a significant new product or process, including a new restaurant concept;
12.Impending bankruptcy or the existence of severe liquidity problems;
13.The gain or loss of a significant customer or supplier;
14.News about a major contract award or cancellation of an existing contract;
15.Significant price changes on major food products;
16.The occurrence of a material cybersecurity breach or data privacy failure;
17.Information about significant misstatements or omissions in the Company’s disclosure documents, whether intentional or inadvertent; and
18.Actual or projected changes in industry circumstances or competitive conditions that could significantly affect the Company’s revenues, earnings, financial position or future projections.
There is no “bright-line” test to determine if information is “material.” The critical test is whether a reasonable investor would consider the information important in making an investment decision. In general, any significant information or event outside the Company’s normal course of business should be considered carefully to determine if it is material. This may require difficult judgments about facts and circumstances of particular cases. When in doubt, the information should be presumed to be material. If you have questions regarding specific information, please contact the General Counsel.
An area of particular concern that may require difficult judgments regarding materiality involves the Company’s quarterly earnings and sales results. Certain employees may possess this information through their particular job duties, or as a result of receiving weekly or monthly margin reports, market intelligence reports providing details about industry results or other Company financial reports. Possession of Company-wide sales and earnings data that is inconsistent with the consensus expectations of the investment community could clearly be material. There are also times when information about just one of the Company’s several restaurant concepts would be material. For example, if the earnings or sales data about one of the Company’s larger concepts indicates that its results are notably better or worse than the investment community is expecting, that concept’s results could impact the Company’s overall results and be material. If you possess nonpublic earnings or sales data and you are unsure whether the information is material, you should refrain from trading in Company securities until after that information is made public or contact the General Counsel to discuss the situation prior to trading.
C.    Twenty-Twenty Hindsight
Remember, anyone looking closely at your securities transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how the Company, enforcement authorities and others might view the transaction in hindsight.
D.    When Information is “Public”
If you are aware of material nonpublic information, you may not trade until the information has been disclosed by the Company or third parties broadly to the public (such as by press release or other authorized public statement, including any filing with the SEC) and the investing public has had time to absorb the information fully. As a general rule, we assume that information is absorbed by the markets by the end of the second business day after the announcement of that information. If, for example, the Company announces its earnings at 7:00 a.m. on a Thursday, you should not trade in the Company's securities before the market opens on the following Monday. Although technological advances have increased the speed at which investors have access to information, we believe it is prudent to wait two full business days before allowing trading to begin.
E.    Transactions by Family Members
This Policy Statement applies to family members who reside with you, anyone else who resides in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or adult children who consult with you before they trade in Company securities) (“Family Members”). You are responsible for the transactions of Family Members and therefore should make them aware of the need to confer with you before they trade in the Company's securities, and you should treat all such transactions for the purpose of this Policy Statement and applicable securities law as if the transaction were for your own account.
TRANSACTIONS UNDER COMPANY PLANS

A.    Stock Option Exercises
This Policy Statement does not apply to the exercise of an employee stock option where cash is paid separately for the exercise price of the option, or to the portion of the exercise of a tax withholding right under which the Company withholds shares subject to an option to satisfy tax withholding requirements. This Policy Statement does apply, however, to any sale of stock in connection with the exercise of an option, including as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or the required tax withholding. Since most employees typically use the cashless exercise approach for exercising employee stock options, they may not exercise an option and sell the resulting shares at any time they possess material nonpublic information.
B.    Darden Savings Plan and FlexComp
This Policy Statement applies to some (but not all) transactions in the Company stock fund in the Darden Savings Plan (including the 401(k) plan and the Employee Stock Ownership Plan) and the phantom Company stock fund in the FlexComp Plan (collectively, the “Company Stock Funds”). This Policy Statement does not apply to automatic periodic purchases of stock or phantom stock in the Company Stock Funds through payroll deduction. This Policy Statement does apply, however, to voluntary elections you make involving the Company Stock Funds, including: (a) your initial election to enroll in the plans, if you will be making contributions to the Company Stock Fund, (b) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company Stock Funds, (c) an election to make an intra-plan transfer of an existing account balance into or out of the Company Stock Funds, (d) an election to borrow money against your plan account if the loan will result in a liquidation of some or all of your Company Stock Fund balance, and (e) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company Stock Fund. None of these actions should be taken when you possess material nonpublic information.

C.    Market Timing in the Company Stock Funds in Savings Plan or FlexComp
Market timing, or frequent short-term trading of mutual fund shares, is viewed negatively by securities regulators and shareholder advocacy groups. Some investors have used their employee 401(k) plans or deferred compensation plans like FlexComp to engage in market timing. Market timing by even a small number of plan participants can be harmful to the other plan participants – even when it does not violate the law – by driving up the costs of administering the fund. In addition, market timing by employees in-and-out of the Company Stock Funds, particularly near the Company’s scheduled release of financial results, can suggest that the trades were made using material nonpublic information, even when this is not the case. The SEC and other regulators have taken steps to stop market timing practices and punish people who have broken the insider trading laws through market timing. In light of this close scrutiny, frequent and excessive trading in the Company Stock Funds is prohibited, and short-term trading in-and-out of the Company Stock Funds, especially during periods surrounding the Company’s scheduled release of financial results, is strongly discouraged. The Company reserves the right to investigate whether market timing is taking place in the Company Stock Funds or in other plan funds, and could impose greater restrictions to deter these practices. In addition, all executive officers and members of the Board of Directors of the Company who file reports with the SEC under Section 16 of the Securities Exchange Act (“Section 16 Filers”) must abide by SEC rules that prohibit non-exempt opposite way transactions in the Company Stock Funds within any six-month period, and must report all plan transactions involving Company stock or phantom stock on Form 4 or 5, as applicable.
D.Employee Stock Purchase Plan
This Policy Statement does not apply to automatic periodic purchases through payroll deduction of Company stock in the Employee Stock Purchase Plan (“ESPP”). This Policy Statement does apply, however, to voluntary transactions, including your: (a) initial election to enroll in the ESPP for any enrollment period, (b) election to increase or decrease the amount of your automatic periodic contributions by payroll deduction to the ESPP, (c) election to cease payroll deductions altogether and withdraw any accumulated cash, and (d) sales of Company stock that were purchased under the ESPP, none of which should be done when you possess material nonpublic information (and, for Designated Insiders (defined below), should not be conducted during any Blackout Period as discussed below). If you participate in the ESPP, and you do not possess material nonpublic information at the time you enroll, then all subsequent automatic investments by payroll deduction are allowed without restriction under this Policy Statement.
E.Dividend Reinvestment Plan
This Policy Statement does not apply to purchases of Company stock resulting from the automatic reinvestment of dividends paid on Company stock held in the Company's Direct Advantage Investment Program (“Dividend Reinvestment Plan”). This Policy Statement does apply, however, to voluntary purchases of Company stock under the Dividend Reinvestment Plan resulting from your initial election to participate in the plan, to make additional contributions, or to increase your level of participation. This Policy Statement also applies to your voluntary sale of any Company stock held in the plan.

SPECIAL AND PROHIBITED TRANSACTIONS
No officer, employee or member of the Board of Directors of the Company should engage in short-term or speculative transactions in the Company's securities. Other transactions, such as limit orders, may raise special issues because of the manner in which they are executed. You should observe the special rules described below regarding the following types of transactions:
A.    Short Sales
Short sales are sales of securities which the seller does not own at the time the sell order is placed. Short sales would generally be interpreted by the market as an expectation by the seller that the securities will decline in value, and therefore that the seller has no confidence in the Company or its short-term prospects. In addition, short sales by an Insider may reduce the employee’s incentive to improve the Company's performance. For these reasons, short sales of the Company’s securities are prohibited. In addition, short sales by Company executive officers and members of its Board of Directors would violate Section 16(c) of the Exchange Act.
B.    Publicly Traded Options
A transaction in publicly traded options is, in effect, a bet on the short-term movement of the stock and therefore, if made by an Insider, creates the appearance that the trading is based on material nonpublic information. Transactions in publicly-traded options also may focus the Insider’s attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities based on the Company’s securities on an exchange or in any other organized market are prohibited. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
C.    Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow an Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company's other shareholders. Therefore, Insiders are prohibited from engaging in any such transactions.
D.    Margin Accounts and Pledged Securities
Securities held in a margin account as collateral for margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Insiders are prohibited from holding Company’s securities in a margin account or otherwise pledging Company securities as collateral.
E.    Limit Orders
A limit order is an order placed with a broker to buy or sell a security at a specific price or better. The broker will execute the trade only within the price restriction. For example, if the client places a limit order to sell stock at $33 when the price is at $31, the trade will not be executed unless and until the stock price hits $33. The Company discourages placing limit orders on the Company’s stock, because the orders can result in an automatic trade on a later date when the price is reached, regardless of whether the person placing the order possesses material nonpublic information at that time. If you feel you must use a limit order, it should be limited to a relatively short time, usually no more than a week. In addition, Designated Insiders should limit the duration of any limit order to a Window Period, and may not execute any transactions in Company securities, including pursuant to a previously placed limit order, during a Blackout Period.
BLACKOUT AND WINDOW PERIODS FOR TRADING BY DESIGNATED INSIDERS
A.    Quarterly Blackout and Window Periods
To help prevent inadvertent violations of the securities laws and to avoid even the appearance of trading on material nonpublic information, the General Counsel will maintain a list of “Designated Insiders,” which shall consist of: (i) members of the Company’s Board of Directors, (ii) all Company employees at the level of senior vice president or above, (iii) employees on the distribution list for the Company’s Disclosure Committee (who review the Company’s SEC reports), and (iv) such other persons as the General Counsel may designate from time to time. In addition to being subject to all the other limitations of this Policy Statement, Designated Insiders and their Family Members and entities controlled or influenced by such persons may not conduct any transactions involving the Company’s securities covered by this Policy Statement during a “Blackout Period” beginning three weeks prior to the end of each fiscal quarter and ending two full business days following the regularly scheduled final public release of the Company’s earnings results for that quarter or the full year. In other words, Designated Insiders may only conduct transactions in Company securities during the “Window Period” beginning two full business days following the regularly scheduled final public release of the Company’s quarterly earnings and ending three weeks prior to the close of the next fiscal quarter, and only then if they are comfortable that they do not otherwise possess any material nonpublic information concerning Darden. At present, the Company’s fiscal quarters generally end on the last Sunday in February, May, August and November, and the final earnings results for the quarters usually (but not always) are announced at 7:00 a.m. on a business day during the third full week in March, June, September and December. The exact dates of the Blackout and Window Periods for each fiscal year will be posted on the Company’s intranet for reference by any Designated Insider and updated from time to time.
Under certain very limited circumstances, a Designated Insider may be permitted to trade during a Blackout Period, but only if the General Counsel concludes that the Designated Insider does not in fact possess material nonpublic information (because, for example, he or she is out on vacation and has not received any earnings or sales reports). Designated Insiders wishing to trade during a Blackout Period must contact the General Counsel for approval at least two business days in advance of any proposed transaction involving the Company’s securities. All determinations by the General Counsel shall be final and not subject to further review.
B.    Event-Specific Trading Restriction Periods
From time to time, material nonpublic facts and circumstances might lead the General Counsel to conclude that some or all Company employees should be restricted from trading in Company securities. In that event, the General Counsel may notify certain or all Designated Insiders that they should not trade in the Company’s securities, potentially without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period for Designated Insiders will not be announced to the Company as a whole and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions cannot be granted during an event-specific trading restriction period.
PRE-CLEARANCE PROCEDURES
To further prevent even the appearance of trading on material nonpublic information, and to facilitate the filing of required SEC reports, Section 16 Filers and their Family Members and entities controlled or influenced by such persons may not engage in any transaction in the Company’s securities (including a gift, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from the General Counsel or his or her designee, regardless of whether or not a Blackout Period is in effect. A request for pre-clearance should be submitted to the General Counsel at least two days in advance of the proposed transaction. Section 16 Filers may request pre-clearance by contacting the General Counsel by email, or in person or by phone.
In evaluating each proposed transaction, the General Counsel or his or her designee will consult as necessary with senior management and outside counsel before clearing any proposed trade. Clearance of a transaction is generally valid only through the end of the calendar week during which the Section 16 Filer is granted such clearance. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Section 16 Filers do not need to receive pre-clearance for transactions pursuant to an approved Rule 10b5-1 plan but must receive prior approval before implementing such a plan by the General Counsel or his or her designee.
When a request for pre-clearance is made, the Section 16 Filer should consider whether they may have any material nonpublic information about the Company and should mention those circumstances. They should indicate whether they have effected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report their proposed transaction on an appropriate Form 4 or Form 5. They should also be prepared to comply with SEC Rule 144 and file Form 144 in advance of any sale. Further information concerning the Section 16 and Rule 144 reporting requirements is provided in a memorandum titled “Section 16 and Rule 144 Compliance” that is provided by the Company to all persons required to make Section 16 filings, additional copies of which are available upon request from the General Counsel.
The pre-clearance policy does not apply to a stock option exercise if the option is to be exercised and no shares are to be sold, but it does apply to sales of stock issued upon the exercise of stock options, including same-day sales and cashless exercises. See “Stock Option Exercises” above.

PREARRANGED TRADING PLANS
SEC Rule 10b5-1 provides a defense from insider trading liability if trades occur under a pre-arranged “trading plan” that meets certain conditions. Under this rule, if you enter into a binding contract, instruction or written plan that specifies the amount, price and date on which securities are to be purchased, sold or otherwise disposed of, including by gift or charitable contribution, or a pre-determined formula by which the amount, price and date of transactions will be determined, and these arrangements are established at a time when you do not possess material nonpublic information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned material nonpublic information. Other conditions of the rule include mandatory “cooling off” periods and a prohibition on maintaining multiple overlapping plans. Any Designated Insider who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the General Counsel or his or her designee. Transactions that comply with a pre-cleared trading plan will not require further pre-clearance at the time of the transaction, but Section 16 Filers are required to advise the General Counsel immediately upon the execution of a transaction so that appropriate SEC filings can be made timely.

POST-TERMINATION TRANSACTIONS
This Policy Statement continues to apply to your transactions in Company securities even after you have terminated employment. If you are aware of material nonpublic information when you terminate service as a member of the Board of Directors, officer or other employee of the Company, you may not trade in the Company’s securities until that information has become public or is no longer material. The pre-clearance procedures for Section 16 Filers as discussed above, however, will cease to apply to transactions in Company securities upon the expiration of any Blackout Period or other event-specific trading restriction periods that is applicable at the time of termination of service.

PERSONAL RESPONSIBILITY AND COMPANY ASSISTANCE
Questions about this Policy Statement or its application to any proposed transaction should be directed to the General Counsel. Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual Insider.

COMPLIANCE
Any employee must promptly report, in accordance with the procedures set forth in Darden’s Code of Conduct (including through the use of the Company’s hotlines described in the Code of Conduct), any trading in Company securities by any Insiders, or any disclosure of material nonpublic information concerning the Company or other companies by such Insiders, that such person has reason to believe may violate this Policy Statement or federal or state securities laws.

AFFIRMATION

Darden’s Code of Conduct includes a section on insider trading and references this Policy Statement. The Company conducts annual Code of Conduct recommitment training for employees subject to the recommitment training requirement. This Policy Statement will be affirmatively provided to employees who become Designated Insiders.

Amended and Restated 5/21/2002
Amended 7/21/2003
Amended 5/6/2004
Amended 11/27/2007
Amended 5/1/2008
Amended 4/10/2009
Amended 6/23/2010
Amended 1/1/2012
Amended 3/27/2012
Amended 3/28/2012
Amended 4/30/2014
Amended 11/11/2014
Amended 3/18/2015
Amended 12/14/2017
Amended 6/18/2019
Amended 10/01/2021
Amended 07/10/2024